Exhibit 99.2

Abstract 5555

VIRAGE trial: randomized Phase IIb, open-label, study of Nab-Paclitaxel and Gemcitabine with/without intravenous VCN-01 in Patients with Metastatic Pancreatic Cancer (mPDAC)

Type: Abstract Category: Pancreatic cancer

Authors:	R. Garcia-Carbonero[1], R. Pazo Cid[2], T. Macarulla Mercade[3], B. Laquente[4], A. Nguyen[5], C. Guillen Ponce[6], A. Munoz Martin[7], E. Kim [8], M. Cazorla[9], T. Seery[10], M. Lobo de Mena[11], C. Nevala-plagemann[12], V. Sharma[13], E. Martinez de Castro[14], C. Le15, M. Kaleko[16], M.A. Shallcross[17], C. Blasco[18], M. Cascallo Piqueras[19], M. Hidalgo[20]; [1]Medical Oncology Department, Hospital Universitario 12 de Octubre Imas12, UCM, Madrid, Spain, [2]Medical Oncology Department, HospItal Universitario Miguel Servet, Zaragoza, Spain, [3]Medical Oncology Dept., VHIO - Vall d'Hebron Institute of Oncology, Barcelona, Spain, [4]Medical Oncology Department, ICO - Institut Català d'Oncologia l'Hospitalet (Hospital Duran i Reynals), L'Hospitalet De Llobregat, Spain, [5]Internal Medicine, Weill Cornell Medicine - Gastrointestinal (GI) Oncology, New York, United States of America, [6]Medical Oncology Department, Hospital Universitario Ramon y Cajal, Madrid, Spain, [7]Medical Oncology, Hospital General Universitario Gregorio Maranon, Madrid, Spain, [8]UC Davis School of Medicine, UC Davis Comprehensive Cancer Center, Sacramento, United States of America, [9]Medical Oncology, HUVV - Hospital Universitario Virgen de la Victoria, Malaga, Spain, [10]Medical Oncology Department, Hospital Universitario 12 de Octubre Imas12, UCM, Newport Beach, Ca, AL, United States of America, [11]Medical Oncology Department, CHGUV - Consorcio Hospital General Universitario de Valencia, Valencia, Spain, [12]Oncology, University of Utah Health - Huntsman Cancer Institute, Salt Lake City, United States of America, [13]Medicine, University of Louisville, Louisville, United States of America, [14]Oncologist, HUMV - Hospital Universitario Marques de Valdecilla, Santander, Spain, [15]Departments of Biometrics, Theriva Biologics, Inc., Rockville, United States of America, [16]Research and Development Dept., Theriva Biologics, Inc., Rockville, United States of America, [17]Clinical Operations, Theriva Biologics, Inc., Rockville, United States of America, [18]Clinical Operations, Theriva Biologics SL, Parets Del Valles (Barcelona)Barcelona, Spain, [19]Management, Theriva Biologics SL, Parets Del Valles (Barcelona), Spain, [20]Hematology Oncology Department, NewYork-Presbyterian Hospital/ Weill Cornell Medical Center, New York, United States of America

Background

VCN-01 (zabilugene almadenorepvec) is an oncolytic adenovirus expressing hyaluronidase to degrade tumor stroma, facilitate chemotherapy and enhance the antitumor immune response. Building on an acceptable safety profile and encouraging activity when combined with standard of care (SoC) gemcitabine/nab-paclitaxel (GA), we conducted an open-label, controlled, randomized phase IIb trial to evaluate the efficacy and safety of two doses of VCN-01 with GA in mPDAC

Methods

Chemonaïve mPDAC patients were randomized 1:1 to receive SoC doses of GA on days 1, 8 and 15 of repeated 28-day cycles (Arm I) or 2 separate IV doses of VCN-01 (1x1013 vp/dose) 1 week prior to each of cycle 1 & 4 of GA (Arm II). Primary endpoints were overall survival (OS) and safety. The trial was designed with 80% power to detect OS differences with 2-sided alpha 0.1 in mITT or FAS populations. Secondary objectives included PFS, response rates, duration of response (DoR) and biomarker Ca19.9.

Results

112 patients were randomized. Patients in the mITT population received at least 1 dose of GA (Arm I) or VCN-01 (Arm II). Patients in the FAS population received at least 1 dose of GA (Arm I) or VCN-01 followed by at least 1 dose of GA (Arm II).

	mITT			FAS
	Arm I (48)	Arm II (53)	HR (95% CI)	Arm I (48)	Arm II (48)	HR (95% CI)
OS mo.	8.6	10.6	0.69 (0.42-1.12) P=0.196	8.6	10.8	0.57 (0.34-0.96) P=0.055
PS mo.	4.6	5.6	0.63 (0.4-1.0) P=0.047	4.6	7.0	0.55 (0.34-0.88) P=0.011
DoR mo.	5.4	11.2	0.22 (0.08-0.62) P=0.004	5.4	11.2	0.22 (0.08-0.62) P=0.004
ORR	31.3%	35.8%		31.3%	39.6%
mo. months

Compared to patients who started GA cycle 4 alone (Arm I), patients who received 2 VCN-01 doses and started GA cycle 4 (Arm II) showed greater improvement in OS (14.8 vs 11.6 months; HR 0.44; 95% CI 0.21 - 0.92; P=0.046) and PFS (11.2 vs 7.4 months; HR 0.48; 95% CI 0.25 - 0.91; P=0.017). VCN-01 administration was well tolerated. All VCN-01-related serious adverse events (n=13) were resolved, the most common being flu-like symptoms (13,2%), transaminase increase (5.7%) and drug-induced liver injury (3.8%). Viral genome analysis confirmed the bioactivity of the second VCN-01 dose.

Conclusions

This study met its primary endpoints. Patients receiving VCN-01 + GA had improved OS, PFS and DoR compared to GA SoC.

Clinical trial identification

NCT05673811

Editorial acknowledgement